                            SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant [_]
Filed by a Party other than the Registrant [_]
Check the appropriate box:
[_]  Preliminary Proxy Statement
[_] Confidential, for Use of the Statement Commission Only (as permitted by rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                      HEALTH CARE PROPERTY INVESTORS, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1) Title of each class of securities to which transaction applies:
     -------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
     -------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
     -------------------------------------------------------------------------
     (5) Total fee paid:
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[_]  Fee paid previously with preliminary materials.
[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
     -------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
     -------------------------------------------------------------------------
     (3) Filing Party:
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     (4) Date Filed:
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Notes:

                     HEALTH CARE PROPERTY INVESTORS, INC.

                               -----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            To Be Held May 14, 2002

   Our annual meeting of stockholders will be held in the Cabrillo Room of the Four Seasons Hotel, 690 Newport Center Drive, Newport Beach, California 92660 on Tuesday, May 14, 2002, at 9:30 a.m., California time, for the purposes of:

      (1) electing two directors to serve until the annual meeting of stockholders in the year 2005 and until their successors are duly elected and qualified; and

      (2) transacting such other business as may properly come before the annual meeting or any adjournments or postponements of the annual meeting.

   Due to the current litigation and criminal indictment involving Arthur Andersen LLP and investigations by regulatory agencies into the financial reporting practices of the companies audited by Arthur Andersen LLP, our independent public accountants since the Company's inception, our audit committee has decided that it is in the best interests of the Company and its stockholders to defer the selection of the independent public accounting firm to be engaged to audit the Company's financial statements for the fiscal year ending December 31, 2002 until further information is known about the status of Arthur Andersen LLP, and to allow adequate time for the audit committee to interview and carefully consider alternative accounting firms, should it decide not to retain Arthur Andersen LLP. As a result, the board of directors will not request that the stockholders ratify the selection of the Company's independent public accountants for the year ending December 31, 2002.

   Only those stockholders whose names appear on our books as owning our common stock at the close of business on March 15, 2002, are entitled to notice of, and to vote at, our annual meeting or any adjournment or adjournments of our annual meeting.

   You are cordially invited to attend the meeting in person. Whether or not you expect to attend the annual meeting, please sign and date the enclosed proxy and return it as promptly as possible in the enclosed self-addressed, postage-prepaid envelope. If you attend the annual meeting and wish to vote in person, your proxy will not be used.

                                          By Order of the Board of Directors

                                          /s/ Edward J. Henning
                                          Edward J. Henning
                                          Corporate Secretary

Newport Beach, California
March 27, 2002

                     HEALTH CARE PROPERTY INVESTORS, INC.

                               -----------------

                                PROXY STATEMENT

   This proxy statement is furnished to our stockholders in connection with our Board of Directors' solicitation of proxies for use at our annual meeting of stockholders to be held on May 14, 2002, and at any and all adjournments of our annual meeting. Our principal executive offices are located at 4675 MacArthur Court, Suite 900, Newport Beach, California 92660. The approximate date on which this proxy statement and form of proxy solicited on behalf of the Board of Directors will be sent to our stockholders is March 27, 2002.

   On March 15, 2002, the record date for the determination of which stockholders are entitled to notice of, and to vote at, our annual meeting, Health Care Property Investors ("HCPI," the "Company," "us," or "we"), had 56,902,388 shares of common stock outstanding. Each such share is entitled to one vote on all matters properly brought before the meeting.

                            PRINCIPAL STOCKHOLDERS

   The following table sets forth information as of March 1, 2002, with respect to each person who is known by us to beneficially own more than 5% of our common stock and with respect to the common stock owned beneficially by all directors and executive officers of HCPI as a group.

                                                                                Shares Beneficially Owned
                                                                            ------------------------------
                                                                             Amount and Nature of   Percent
           Name of Beneficial Owner             Address of Beneficial Owner Beneficial Ownership(1) of Class
           ------------------------             --------------------------- ----------------------- --------
Capital Research & Management Company..........    333 South Hope Street           3,837,900(2)       6.74%
                                                   Los Angeles, CA 90071

Cohen & Steers Capital Management, Inc.........    757 Third Avenue                3,604,795(3)       6.34%
                                                   New York, NY 10017

All directors and executive officers as a group
  (11 persons).................................                                    2,041,904          3.52%(4)

--------
(1) Except as otherwise noted, the entity or person listed has sole voting and dispositive power with respect to the shares listed.
(2) According to a Schedule 13G/A filed on February 11, 2002, Capital Research & Management Company, an investment adviser registered under the Investment Advisers Act of 1940, is deemed to be the beneficial owner of these shares as a result of acting as investment adviser to various investment companies. Capital Research & Management Company disclaims beneficial ownership of these shares pursuant to Rule 13d-4 of the Securities Exchange Act of 1934.
(3) Based on information set forth in a Schedule 13G/A filed by Cohen & Steers Capital Management, Inc. on January 7, 2002.
(4) Includes 1,381,920 shares purchasable within 60 days following March 1, 2002 upon exercise of outstanding stock options. For purposes of computing the percentages, the number of shares outstanding includes shares purchasable within such 60 days upon exercise of outstanding stock options.

                             ELECTION OF DIRECTORS
                              (Proxy Item No. 1)

   Pursuant to our Charter and Bylaws, our directors have been divided into three classes, each being elected to hold office for a term of three years and until their respective successors have been duly elected and qualified. Our Bylaws currently provide that our Board of Directors be comprised of eight members. Our Bylaws also provide that upon the retirement of Orville E. Melby, effective as of the annual meeting, the number of members of our Board of Directors shall decrease from eight directors to seven directors. Mr. Melby's term expires as of the annual meeting and he will not be seeking re-election due to retirement. At the annual meeting, two directors will be elected in one class to hold office for a term of three years and, in each case, until their respective successors have been duly elected and qualified. The remaining directors shall continue in office until their respective terms expire and until successors have been duly elected and qualified.

   The nominees for election to the two positions of director to be voted upon at our annual meeting are Kenneth B. Roath and Warren E. Spieker, Jr., each of whom currently serves as a director of the Company. Unless you specifically withhold authority in the attached proxy for the election of either of these two directors, the persons named in the attached proxy intend to vote for the election of Messrs. Roath and Spieker to hold office as directors for a term of three years each and until their respective successors have been duly elected and qualified.

   If any nominee becomes unavailable for any reason (which event is not anticipated), the shares that you vote by returning the enclosed proxy may be voted for such other person or persons as may be determined by the holders of such proxies unless your proxy contains instructions to the contrary. In no event will your proxy be voted for more than two nominees.

                   BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

   The following table sets forth HCPI's executive officers, nominees for election as directors and the other persons whose terms as directors continue after our annual meeting. With respect to these individuals, HCPI has provided information regarding their principal occupations for the past five years or more, their ages, their positions and offices with HCPI, information as to their terms in office as directors, and the number of shares of our common stock owned beneficially by them on March 1, 2002:

                                                   Shares Beneficially Owned(1)
                                                 --------------------------------
                                                             Number of
                           First Elected  Term    Number      Option     Percent
     Name              Age or Appointed  Expires of Shares   Shares(2) of Class(3)
     ----              --- ------------- ------- ---------   --------- -----------
Directors
Paul V. Colony........ 62      1988       2004     23,350      51,000        *
Robert R. Fanning, Jr. 59      1985       2003     14,893      74,000        *
Michael D. McKee...... 56      1989       2003     21,450      56,000        *
Harold M. Messmer, Jr. 56      1985       2003     66,100(4)   44,000        *
Peter L. Rhein........ 60      1985       2004     29,000      58,000        *
Kenneth B. Roath(5)... 66      1986       2002    289,301     579,000     1.50%
Warren E. Spieker, Jr. 58      2001       2002      4,268           0        *
Executive Officers
Devasis Ghose......... 48        --         --     40,649      94,480        *
Edward J. Henning..... 48        --         --     24,925     121,650        *
Stephen R. Maulbetsch. 44        --         --     43,772     112,890        *
James G. Reynolds..... 50        --         --    102,276     190,900        *

--------
*  Less than 1%
(1) Except as otherwise noted below, each individual has sole voting and investment power with respect to the shares listed.
(2) Consists of shares purchasable upon exercise of outstanding stock options that are currently vested or vest within 60 days following March 1, 2002.
(3) For purposes of computing the percentage of shares held by an individual, the number of shares outstanding includes shares purchasable by that individual within 60 days following March 1, 2002 upon exercise of outstanding stock options.
(4) Includes 7,600 shares held as custodian for his children.
(5) Mr. Roath is also an executive officer of the Company.

Directors of the Company

   Paul V. Colony. Mr. Colony has been associated in various capacities with the insurance firm of Alexander & Alexander, Inc., now Aon Risk Services, Inc., for over 30 years. Mr. Colony was a Director, Vice Chairman and also Senior Vice President of Alexander & Alexander, Inc. Currently, Mr. Colony is the Vice Chairman of Aon Worldwide Resources and the Chairman of the Advisory Board of Aon Risk Services Company, Inc.

   Robert R. Fanning, Jr. Mr. Fanning was President of Beverly Hospital Corporation, now Northeast Hospital Corporation, from 1980 until 2000. Mr. Fanning was President of Northeast Health Systems, Inc. since 1983 and has been President Emeritus of Northeast Health Systems, Inc. since 2000. Since 2001, he has been a Principal of BBK Consulting, Southfield, Michigan, specializing in health care consulting and business revitalization. Mr. Fanning has been a member of the Massachusetts Health and Educational Facilities Authority since 1985 and Chairman of the Authority since 1993. He currently serves as a Director of Warren Bancorp, Inc. and is a past Chairman of the American College of Healthcare Executives.

   Michael D. McKee. Mr. McKee is Vice Chairman and Chief Operating Officer of The Irvine Company and has been an executive officer of The Irvine Company since 1994. Prior thereto, he was a partner with the international law firm of Latham & Watkins from 1986 to 1994. Mr. McKee is also a Director of Realty Income Corporation and Mandalay Resort Group, both of which are NYSE listed companies.

   Harold M. Messmer, Jr. Mr. Messmer has been Chairman, Chief Executive Officer and President of Robert Half International, Inc., a NYSE listed company, since 1986. Mr. Messmer is also a Director of Airborne Freight Corporation, which is a NYSE listed company.

   Peter L. Rhein. Mr. Rhein has been a general partner of Sarlot and Rhein, a real estate investment and development partnership, since 1967. From 1970 until 1984, he was employed in various capacities by Wells Fargo Realty Advisors and its affiliates. From 1976 until 1984, he was Vice President, Treasurer and Chief Financial Officer of Wells Fargo Mortgage and Equity Trust, a real estate investment trust. Mr. Rhein is a Certified Public Accountant.

   Kenneth B. Roath. Mr. Roath is Chairman of our Board of Directors and became President and Chief Executive Officer of HCPI in 1988, having previously served as President and Chief Operating Officer since our inception in 1985. Mr. Roath serves as a Special Member of the Board of Governors of the National Association of Real Estate Investment Trusts, Inc., and is the past Chairman of its Board and a former member of its

Executive Committee. Mr. Roath is a Director of Arden Realty, Inc., which is a real estate investment trust and NYSE listed company.

   Warren E. Spieker, Jr. Mr. Spieker is currently a partner of Spieker Partners. He was Chairman of the Board of Directors and Chief Executive Officer of Spieker Properties, Inc. until 2001 when it merged with Equity Office Properties Trust. He was a member of the Board of Directors and a Managing Partner of Trammell Crow Company from 1970 until 1987 and is currently a member of the Board of Governors and the Executive Committee of the National Association of Real Estate Investment Trusts, Inc. Mr. Spieker is currently a member of the Board of Trustees of Equity Office Properties Trust, which is an NYSE listed company. He also serves on the Board of Directors of Crow Holdings and Continuing Life Communities.

Executive Officers of the Company

   See above "Directors of the Company" for a description of Mr. Roath's business experience.

   Devasis Ghose. Mr. Ghose has been Senior Vice President -- Finance and Treasurer of HCPI since 1995 and has held various positions with HCPI since 1986.

   Edward J. Henning. Mr. Henning became Senior Vice President, General Counsel and Corporate Secretary of HCPI in 1995 after joining HCPI in 1994 as Vice President, Senior Legal Counsel and Corporate Secretary. Mr. Henning was Vice President and Legal Counsel for Weyerhaeuser Mortgage Company from 1992 to 1994 and prior thereto was an attorney with the international law firm of Latham & Watkins from 1984 to 1992.

   Stephen R. Maulbetsch. Mr. Maulbetsch has been employed by HCPI since 1985 and became Senior Vice President--Property and Acquisition Analysis in 1995, which title changed to Senior Vice President--Acquisitions in 1998.

   James G. Reynolds. Mr. Reynolds became Executive Vice President of HCPI in 1995 and also serves as its Chief Financial Officer. He has been employed with HCPI since its inception in 1985.

Board of Directors and Committees of the Board

   The Board of Directors held four meetings during 2001. During that period, all directors attended at least 75% of the meetings of the Board and committees of the Board on which they served.

   The Board of Directors has an audit committee, an investment committee and a compensation and nominating committee.

   The audit committee is currently comprised of Messrs. Fanning, McKee, Melby and Rhein. The audit committee held two meetings during 2001. The audit committee:

  .   selects the independent accountants to serve HCPI for the ensuing year;

  . reviews with the independent accountants the scope and results of the audit;

  .   reviews management's evaluation of HCPI's system of internal controls; and

  . reviews non-audit professional services provided by the independent accountants and the range of audit and non-audit fees.

   The audit committee meets with the independent accountants twice a year. In addition, Mr. Rhein, the chairman of the audit committee, holds quarterly discussions with our independent accountants.

   To ensure independence of the audit, the audit committee consults separately and jointly with the independent accountants and management. On June 12, 2000, the Board of Directors adopted an audit committee charter that meets the requirements of the New York Stock Exchange. The Board of Directors continues to periodically review the audit committee charter.

   The investment committee is currently comprised of Messrs. Fanning, Melby, Rhein, Roath and Spieker. The investment committee held four meetings during 2001. The investment committee is authorized to approve all real estate acquisitions and other investments and any financing activity related to a real estate acquisition.

   The compensation and nominating committee is comprised of outside directors of the Board of Directors of the Company. This committee is currently comprised of Messrs. Colony, Melby and Messmer. The Board of Directors changed the name of the compensation committee to the compensation and nominating committee in May 2001 and provided the committee additional responsibilities. The compensation and nominating committee is responsible for the administration of HCPI's employee benefit plans and is authorized to determine the persons eligible to participate in any of the plans, the extent of such participation and the terms and conditions under which benefits may be vested, received or exercised. The compensation and nominating committee also reviews and approves the compensation of HCPI's executive officers and determines the general compensation policy for HCPI. The additional responsibilities the Board of Directors delegated to the compensation and nominating committee upon the renaming of the committee to the compensation and nominating committee include the authority to review suggestions of candidates for director made by directors, stockholders, management and others, and to make recommendations to the Board of Directors regarding the composition of the Board of Directors and nomination of individual candidates for election to the Board of Directors. The compensation and nominating committee held two meetings as the compensation committee and two meetings as the compensation and nominating committee during 2001.

Board of Directors Compensation

   HCPI currently pays each non-employee outside director:

      (1) a fee of $24,000 per year for services as a director,

      (2) $1,000 for attendance in person at each meeting of the Board of Directors or any committee meeting, and

      (3) $500 for participation in any telephonic meeting of the Board of Directors or committee meeting, when such meeting lasts longer than one-half hour.

In addition, HCPI reimburses the outside directors for travel expenses incurred in connection with their duties as directors of HCPI. The one inside director, who is an employee of HCPI, Mr. Roath, does not receive any fees for serving on the Board of Directors or for attending meetings.

   Non-employee directors also participate in the 2000 Stock Incentive Plan, which merged, replaced and continued the former Second Amended and Restated Directors Stock Incentive Plan, as amended (the "Incentive Plan"). Under the terms of the Incentive Plan (and its predecessor), HCPI grants to each outside director 400 shares of restricted common stock and non-qualified options to acquire 7,000 shares of common stock, on the last Thursday of April of each year. These options are exercisable one year after the date of grant, subject to acceleration upon the happening of certain events, and have an exercise price equal to the fair market value of our common stock on the date of grant. In January 2000, however, HCPI adopted an amendment to the predecessor plan that provided that any directors serving on the Board as of January 4, 2000 would be immediately granted an option to acquire 21,000 shares of common stock (the "Special Option") in lieu of yearly grants of an option to acquire 7,000 shares of common stock in April of 2000, 2001 and 2002. The Special Option is exercisable in one-third cumulative installments over three years (i.e., 7,000 shares each on the last Thursday in April of 2001, 2002 and 2003). The exercise price for the Special Option is $23.875, the fair market value of our common stock as of January 4, 2000, the date of grant. In order to exercise any of the one-third installments of the Special Option, the directors must be serving on the Board one-year prior to the specified date on which the Special Option may be exercised. All of our non-employee directors (Messrs. Colony, Fanning, McKee, Melby, Messmer and Rhein) were each granted a Special Option, and thus did not receive an annual option grant of 7,000 shares in April 2000 or 2001, and will not receive an annual option grant of 7,000 shares in April 2002. Pursuant to the terms of the Incentive Plan, each of Messrs. Colony, Fanning, McKee, Melby, Messmer, and Rhein received restricted stock awards covering 400 shares on April 26, 2001 and will receive restricted stock awards covering 400 shares on April 25, 2002. Mr. Spieker, who was not appointed to our Board until September 2001, was not eligible to receive a Special Option grant. On September 10, 2001, in connection with Mr. Spieker's appointment to the Board, Mr. Spieker was awarded under the Incentive Plan Options covering 14,667 shares, with an exercise price of $34.24 (the fair market value of our common stock on the grant date), and a restricted stock award covering 1,268 shares. Mr. Spieker will also receive restricted stock awards covering 400 shares on April 25, 2002. Restricted stock awards made under the Incentive Plan vest ratably over four years from the date of grant, with accelerated vesting upon certain events, and are subject to forfeiture if the director's membership on the Board is terminated other than under certain circumstances.

   The Incentive Plan also provides for performance based awards to non-employee directors as follows: in any year in which HCPI's total return to stockholders exceeds by three percentage points the total return of the health care equity segment of the National Association of Real Estate Investment Trusts (NAREIT), outside directors are granted an additional 3,000 options to purchase common stock. HCPI's total return is defined in the Incentive Plan as
(A) the sum of (1) the fair market value of HCPI's common stock as of December 31 of the year in question minus the fair market value of the common stock as of January 1 of that year, plus (2) the aggregate dividends paid to stockholders during that year, divided by (B) the fair market value of HCPI's common stock as of January 1 of that year. Based upon HCPI's 2001 performance, no performance based option awards will be granted to the non-employee directors in 2002.

   Amended and Restated Director Deferred Compensation Plan. In January 1996, HCPI adopted an Amended and Restated Director Deferred Compensation Plan that permits our non-employee directors to elect to defer their director fees and retainers. Amounts deferred under the Director Deferred Compensation Plan are payable to a participating director upon: (i) his or her retirement, (ii) death, (iii) disability, (iv) upon the occurrence of a substantial hardship in the sole discretion of the compensation committee, or (v) at such earlier date as may be designated by the director at the time of election to participate in the plan. Amounts transferred in 1997 by any director from the Company's former director retirement plan are to be paid only after the director's retirement from the Board of Directors.

   Each director participating in the Director Deferred Compensation Plan elects the amount of deferred compensation to be credited to:

  . an interest rate account wherein the deferred amount will accrue interest at a rate equal to the prime rate of Bank of New York minus one percent, or

  . a stock credit account wherein the deferred amount is treated as if it were invested in HCPI common stock with the account increasing for dividends paid, and increasing or decreasing with changes in the price of the common stock.

   As of December 31, 2001, the participating directors were Messrs. Fanning, Messmer and Rhein.

                            EXECUTIVE COMPENSATION

Summary Compensation Table

                                                                  Long-Term
                                                                 Compensation
                                                              ------------------
                                          Annual Compensation Restricted
                                          -------------------   Stock     Stock     All Other
                                     Year  Salary     Bonus   Awards(1)  Options Compensation(2)
                                     ---- --------  --------  ---------- ------- ---------------
Kenneth B. Roath.................... 2001 $536,000  $      0  $1,095,300 300,000     $16,800
 Chairman, President and Chief       2000  516,000   362,300     961,900 300,000      30,000
 Executive Officer                   1999  475,000   486,400     778,100 370,000      30,000

James G. Reynolds................... 2001  319,700         0     584,100 150,000       6,800
 Executive Vice President and        2000  304,500   177,300     416,800 100,000      20,000
 Chief Financial Officer             1999  290,000   270,500     337,200 250,000      20,000

Edward J. Henning................... 2001  222,700         0     292,000 100,000       6,800
 Senior Vice President, General      2000  212,100    95,300     224,400  60,000      20,000
 Counsel and Corporate Secretary     1999  202,000   150,200     181,600 175,000      17,000

Devasis Ghose....................... 2001  204,000         0     292,000 100,000       6,800
 Senior Vice President--Finance      2000  194,300    79,300     240,500  55,000      20,000
 and Treasurer                       1999  185,000   119,500     181,600 150,000      17,000

Stephen R. Maulbetsch............... 2001  200,000         0     292,000 100,000       6,800
 Senior Vice President--Acquisitions 2000  186,000    77,300     240,500  55,000      20,000
                                     1999  171,000   131,300     168,600 140,000      15,000

--------
(1) The amounts shown reflect the market value of the awards on the date of grant. Restricted stock awards vest ratably over five years. Dividends are paid on the restricted shares at the same rate as on all other shares of common stock of HCPI. Such dividends are not included in the summary compensation table. The table below shows:
      .   the amounts of unvested restricted stock held at December 31, 2001;
      . the value of such restricted stock (calculated by multiplying the number of unvested shares of restricted stock by the closing market price of $36.21 on the last trading day of 2001); and
      .   total restricted stock awards made during the past three years.

                      Number of Shares of                       Restricted Stock
                      Unvested Restricted  Value of Unvested    Awards Per Year
                           Stock at       Restricted Stock at --------------------
                       December 31, 2001   December 31, 2001   1999   2000   2001
                      ------------------- ------------------- ------ ------ ------
Kenneth B. Roath.....       75,880            $2,747,600      30,000 30,000 30,000
James G. Reynolds....       29,600             1,071,800      13,000 13,000 16,000
Edward J. Henning....       16,925               612,800       7,000  7,000  8,000
Devasis Ghose........       16,795               608,100       7,000  7,500  8,000
Stephen R. Maulbetsch       15,900               575,700       6,500  7,500  8,000

(2) These amounts represent HCPI's contributions to HCPI's 401(k) plan. In addition, for Mr. Roath only, this also includes $10,000 of premiums paid in 1999, 2000 and 2001, respectively, by HCPI for Mr. Roath's term life insurance. HCPI is not the beneficiary of this life insurance policy and the premiums that HCPI pays are taxable as income to Mr. Roath.

Employment and Change in Control Agreements.

   Roath Employment Agreement. On October 13, 2000, HCPI entered into a new employment agreement, effective as of January 1, 2000, with Kenneth B. Roath that supersedes Mr. Roath's amended and restated employment agreement entered into as of January 31, 1991. The term of the employment agreement is for three years and is automatically extended for an additional year on each anniversary of the effective date so that at all times the employment period will be at least three years, unless earlier terminated pursuant to the terms of the agreement. The employment agreement provides for an initial base salary of $516,000, to be adjusted annually at the discretion of the Board of Directors but, at a minimum, to reflect increases in the Consumer Price Index. Mr. Roath also is eligible for annual bonus compensation to be determined by the Compensation Committee of the Board of Directors. The employment agreement also provides that HCPI will pay the premiums for a term life insurance policy on the life of Mr. Roath in the amount of $2,000,000, payable to a beneficiary named by Mr. Roath.

   If Mr. Roath's employment with HCPI is terminated not in connection with a change in control, as defined, either by HCPI without cause or by constructive termination resulting from a material breach of the employment agreement by HCPI, he is entitled to receive:

  . a lump sum severance payment equal to two times his base salary as of the date of termination, plus two times his targeted annual bonus as of the date of termination or the highest annual bonus received by him in the three years immediately prior to the date of termination, whichever is greater; and

  .   accelerated vesting of all outstanding stock options and restricted stock.

   If within two years following a change in control of HCPI, Mr. Roath's employment with HCPI is terminated (a) by Mr. Roath for good reason, as defined, or within the thirty day period following the first anniversary of the occurrence of the change in control, or (b) by HCPI without cause, as defined, he is entitled to receive:

  . a lump sum severance payment equal to three times his base salary as of the date of termination or immediately prior to the change in control, whichever is greater, plus three times his targeted annual bonus as of the date of termination or the highest annual bonus received by him in the three years immediately prior to the change in control, whichever is greater;

  .   accelerated vesting of all outstanding stock options and restricted stock;

  . accelerated vesting in his accrued benefits under HCPI's qualified or nonqualified pension, profit sharing, deferred compensation and supplemental plans, unless the acceleration would violate any applicable laws or require HCPI to accelerate vesting for all participants in such plans, in which case he would receive a lump sum payment equal to the unvested accrued benefits in lieu of acceleration of vesting of his benefits;

  . forgiveness of any outstanding restricted stock purchase loans not to exceed $2,000,000, plus an additional payment to fully reimburse him for all federal and California incomes taxes arising from the forgiveness of the loans; and

  . for a period of three years or until he obtains medical and dental benefits through other employment, medical and dental health benefits for him and his eligible family at least equal to those he would have been provided had his employment not been terminated.

   Change in Control Agreements. On October 16, 2000, HCPI entered into change in control agreements with all of the named executive officers in the Summary Compensation Table, other than Mr. Roath who entered into an employment agreement as described above. Each change in control agreement provides that the executive officer is entitled to severance payments and other benefits in the event of the executive officer's termination of employment within two years following a change in control of HCPI, as defined, (a) by HCPI other than for cause or disability, as defined or (b) by the executive officer for good reason, each as defined (each, a "Change in Control Termination"). Each agreement is in effect through December 31, 2004 and is automatically extended for an additional year on each January 1 beginning January 1, 2001, unless HCPI notifies the executive officer of its intention not to extend the agreement by September 30 of the preceding year. However, if a change in control occurs during the original or any extended term of the agreement, the term of the agreement will continue for at least thirty-six months after the month in which the change in control occurred.

   Except as described below, in the event of a Change in Control Termination, each executive officer is entitled to receive:

  . a lump sum severance payment equal to three times for Mr. Reynolds and two and a half times for Messrs. Ghose, Henning and Maulbetsch of the his base salary as of the date of termination or immediately prior to the change in control, whichever is greater, and three times for Mr. Reynolds and two and a half times for Messrs. Ghose, Henning and Maulbetsch of his targeted annual bonus as of the date of termination or the highest annual bonus received by him in the three years immediately prior to the change in control, whichever is greater,

  . accelerated vesting of all outstanding stock options and restricted stock, and

  . accelerated vesting in their accrued benefits under HCPI's qualified or nonqualified pension, profit sharing, deferred compensation and supplemental plans, unless the acceleration would violate any applicable laws or require HCPI to accelerate vesting for all participants in such plans, in which case the executive officer would receive a lump sum payment equal to the unvested accrued benefits in lieu of acceleration of vesting of his benefits.

   Additional Terms in Roath Employment Agreement and Change in Control Agreements. Furthermore, if Mr. Roath or an executive officer is subject to an excise tax under Section 4999 of the Internal Revenue Code, with respect to the payments or distributions made to him by HCPI in connection with a change in control of HCPI, HCPI will pay the executive officer an additional amount so as to place him in the same after-tax position he would have been in had the excise tax not applied.

   Each agreement also provides that upon the executive officer's termination of employment, he agrees to not disclose any confidential information of HCPI. As a condition to receiving the severance payments and other benefits described above in the event of a Change in Control Termination, the executive officer also agrees that during the period of his employment with HCPI and for one year following his termination of employment, he will not accept employment or be engaged as a consultant with a competitor of HCPI in the health care real estate investment trust industry if (a) such position is comparable to the position held by the executive officer at HCPI and (b) the new employer is not able to take adequate steps to prevent disclosure of HCPI's confidential information. In addition, for a period of one year following his termination of employment, the executive officer agrees to not solicit HCPI's officers or employees or offer employment to anyone who is or was an employee of HCPI during the six-month period immediately preceding the date of such offer.

   Supplemental Executive Retirement Plan. On May 1, 1988, the Board of Directors adopted a Supplemental Executive Retirement Plan, which was amended and restated effective November 30, 2001 (the "SERP"). This plan provides certain executives selected by the compensation and nominating committee with supplemental deferred benefits in the form of retirement payments for life. Currently, the compensation and nominating committee has selected Kenneth B. Roath to be the only participant.

   The annual retirement benefit available to a participant under the SERP varies according to:

      (1) the age of the participant at retirement, with the youngest retirement age being 55, and

      (2) the number of years the participant has served HCPI, with minimum service being five years.

   Pursuant to the formula established in the SERP, Mr. Roath, who has reached age 66, will be entitled to receive upon retirement a formula-derived percentage of his final average earnings (i.e., the average of the three highest, not necessarily consecutive, years' earnings). Mr. Roath's earnings include total annual cash compensation, including base salary, bonus incentive awards, deferred cash compensation, and contributions made by HCPI under its 401(k) Plan. The formula for determining the percentage of final average earnings payable to Mr. Roath was amended in November 2001 from his then current benefit which, based on his age of 66, was capped at 50% (30% plus 4% for each year of service after age 60 to a maximum of 5 years or 20%), to a no cap formula of 30% plus 4% for each year of service after age 60. Thus, based on Mr. Roath's current age of 66, the percentage of final average earnings payable to Mr. Roath is currently 54%.

   The SERP benefit is reduced by any retirement employee benefit received from any of HCPI's other retirement plans available to a participant (other than Section 401(a), employee Section 401(k) contributions and Social Security). The SERP benefit is payable to the participant each year until his death. In the event of the death of a participant before or after retirement, 50% of the benefit earned by the participant will be paid to his surviving spouse for life.

   Based on Mr. Roath's historical earnings, he would currently be entitled to $504,000 per year upon retirement.

   A life insurance policy has been purchased on the life of Mr. Roath naming HCPI as sole beneficiary to provide for a portion of the obligations under the SERP. The policy is designed so that HCPI will recover a portion of its SERP payments plus a factor for the use of its money.

   HCPI believes that the SERP aids in the ability to attract, retain, motivate and provide financial security to management employees who render valuable services to HCPI.

                    OPTION GRANTS IN LAST FISCAL YEAR/(4) /

                                   Percentage
                                    of Total  Exercise
                         Options    Options   Price(2) Expiration
       Name             Granted(1)  Granted    ($/sh)     Date    Valuation(3)
       ----             ---------- ---------- -------- ---------- ------------
  Kenneth B. Roath.....  300,000     31.14%    $35.85   12/27/11    $480,000
  James G. Reynolds....  150,000     15.57      35.85   12/27/11     240,000
  Edward J. Henning....  100,000     10.38      35.85   12/27/11     160,000
  Devasis Ghose........  100,000     10.38      35.85   12/27/11     160,000
  Stephen R. Maulbetsch  100,000     10.38      35.85   12/27/11     160,000

--------
(1) The options vest over five years in equal annual installments of 20% of the shares subject to the option and have a term of 10 years, subject to earlier termination in the event of termination of employment, death or disability. Options become fully vested upon the holder's retirement, or his death or disability (as defined) while employed by us.

(2) The exercise price is equal to the market value of HCPI's common stock on the date of grant.

(3) Calculated using the Black Scholes option valuation methodology, using the following variables:

  .   risk-free rate of return of 5.13%;

  .   .1916 five year volatility factor;

  .   8.65% dividend yield;

  .   3% termination discount factor; and

  .   ten-year option term;

   which yields a discount Black Scholes value for the options of $1.60. The actual value, if any, that an executive officer may realize will depend upon the excess of the closing market price over the exercise price on the date the option is exercised so that there is no assurance that the value realized by an executive officer will be at or near the value estimated by the Black Scholes model.

(4) Excludes options granted in January 2001 with respect to 2000 Performance, as reported in our Proxy Statement for our 2001 Annual Meeting of Stockholders.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR END OPTION VALUES

                                                                                    Value of Unexercised
                                                   Number of Unexercised Options   In-the-Money Options at
                                                       at December 31, 2001         December 31, 2001(3)
                      Shares Acquired  Value at   ------------------------------- -------------------------
        Name            on Exercise   Exercise(1) Exercisable(2) Unexercisable(2) Exercisable Unexercisable
        ----          --------------- ----------- -------------- ---------------- ----------- -------------
Kenneth B. Roath.....     316,440     $4,423,000     360,000         801,000      $1,285,400   $6,164,100
James G. Reynolds....      87,500      1,045,000     116,500         396,000         390,600    3,621,000
Edward J. Henning....      38,300        334,000      71,700         264,750         104,900    2,455,600
Devasis Ghose........      50,200        566,000      50,680         231,800          40,800    2,126,800
Stephen R. Maulbetsch      11,400        151,000      73,640         215,250         353,900    1,985,400

--------
(1) Value at exercise is the difference between the closing market price on the date of exercise less the exercise price per share, multiplied by the number of shares acquired on exercise.

(2) In January 1995 options covering 30,000, 5,000, 3,000, 2,700 and 2,700 shares were granted to Messrs. Roath, Reynolds, Henning, Ghose and Maulbetsch, respectively, which included dividend share rights that provide for the accrual of dividends on such options, at the same rate as accrual on our common stock, between the date of option grant and the date of option exercise. At December 31, 2001, Messrs. Roath, Henning, Ghose and Maulbetsch held 30,000, 3,000, 1,080 and 540 dividend share rights options, respectively, all of which are currently exercisable.

(3) Calculated based on the closing market price on the last trading day of 2001 ($36.21) multiplied by the number of applicable shares in-the-money, less the total exercise price for such shares. No additional value has been assigned to the dividend shares discussed above.

   Notwithstanding anything to the contrary set forth in any of HCPI's previous filings under the Securities Act or the Exchange Act that refer to future filings for additional information, including specifically to this proxy statement, in whole or in part, the following report and the stock performance graph shall not be considered to be a part of any such filing.

         COMPENSATION AND NOMINATING COMMITTEE REPORT TO STOCKHOLDERS

   The compensation and nominating committee of the Board of Directors is comprised of three members of the Board who are not employees of HCPI. The compensation and nominating committee is responsible for establishing and governing the compensation and benefit practices of HCPI. The compensation and nominating committee establishes the general compensation policies of HCPI, reviews and approves compensation of the executive officers of HCPI and oversees all of HCPI's employee benefit plans. The compensation and nominating committee conducts an annual review of the executive compensation program of HCPI to ensure that:

  . compensation levels are reasonable and consistent with practices of comparably sized equity REITs, particularly those that specialize in health care, and other real estate and finance organizations;

  . the program adequately rewards performance which is tied to creating stockholder value; and

  . the program is designed to achieve HCPI's goals of promoting financial and operational success by attracting, motivating and facilitating the retention of key employees with outstanding talent and ability.

   The compensation and nominating committee has committed to a program that emphasizes both short- and long-term performance, with a significant component of compensation consisting of long-term incentive awards. On a short-term basis, cash bonuses may be awarded based upon the achievement of performance goals. Long-term incentives consist of restricted stock and option awards as a substantial portion of compensation, which the compensation and nominating committee believes align management's interests with those of HCPI's stockholders. The compensation program is also designed to promote teamwork, initiative and resourcefulness on the part of key employees whose performance and responsibilities directly affect the Company's profits. The compensation and nominating committee reviews with the Board of Directors all aspects of compensation for executive officers.

   The compensation and nominating committee bases its compensation decisions on an analysis of HCPI's performance and an evaluation of comparative compensation and performance information. To assist it in setting 2001 compensation levels, the compensation and nominating committee retained the services of Shuman Management Consulting ("Shuman"), an executive compensation consulting firm.

   For the compensation and nominating committee deliberations in January 2001, Shuman reviewed the compensation practices of real estate organizations and financial services firms, including self-administered equity REITs, real estate development firms and general industry companies for positions where the labor market is not restricted to the REIT industry. Companies reviewed had assets approximating $2.5 billion and market capitalization approximating $1.6 billion. In addition, Shuman provided to the compensation and nominating committee an analysis of base salary, total cash and total direct compensation for 22 self-administered REITs, which included triple-net lease REITs, three health care REITs, and other well-established equity REITs, ranging from $1 billion to $6 billion in assets and $500 million to $3.5 billion in market capitalization. The compensation and nominating committee considered both the more general compensation analysis as well as the information regarding the 22 selected REITs in determining what constitutes "competitive practices" in setting compensation for HCPI's executive officers.

(a) Compensation Mix for Executive Officers Other Than the Chief Executive
Officer

   HCPI's executive compensation is based on three components, which are designed to be consistent with the Company's compensation philosophy:

  .   base salary,

  .   annual cash incentive bonuses, and

  .   long-term stock incentive awards.

   The compensation and nominating committee has designed a highly leveraged program that is intended to result in up to 55% to 75% (depending on position) of total direct compensation being incentive compensation tied directly to stockholder value creation with the remainder in base salary.

   Base Salary. Salaries for executive officers are reviewed by the compensation and nominating committee on an annual basis. The compensation and nominating committee targets base pay levels in the middle quartiles of competitive practices. Based on its review of competitive practices and Shuman's recommendations, the compensation and nominating committee increased the compensation levels of HCPI's executive officers in 2001 by 5% to 7% over 2000 levels. The compensation and nominating committee believes that the base compensation levels of the executive officers generally is reasonable in view of competitive practices, HCPI's performance and the contribution of those officers to that performance. In the future, salaries may be increased based upon an assessment of competitive pay levels or the individual's contribution to the asset and financial growth of HCPI.

   Annual Cash Incentive Awards. Historically, annual cash incentive bonuses have been awarded to executive officers based upon multiple performance criteria, including subjective evaluations of personal job performance and performance measured against objective business criteria. For 2001, a target bonus was established for each executive officer other than the chief executive officer based on the level of his position, the responsibilities and duties involved therein and competitive practices. The compensation and nominating committee approved each of these officers' target bonus in January 2001. However, due to HCPI's failure to meet certain performance goals, including specified growth targets for FFO, in 2001, the compensation and nominating committee determined to pay no cash bonuses to executive officers in 2001.

   Long-Term Incentive Stock Plans. The compensation and nominating committee administers HCPI's benefits and stock plans, including the 2000 Stock Incentive Plan. Pursuant to the 2000 Stock Incentive Plan, annual stock grants and stock options have been awarded in order to retain and motivate executives to improve long-term stock market performance. Stock options usually are granted at 100% of the current fair market value of the common stock. Generally, stock option grants and restricted stock awards vest ratably over a five-year period, and the executive must be employed by HCPI at the time of vesting in order to receive restricted stock and to exercise the options. The compensation and nominating committee may make grants based on a number of factors, including:

  .   the executive officer's position with HCPI,

  .   performance of his responsibilities,

  . equity participation levels of comparable executives at competitive companies, and

  .   individual contribution to the success of HCPI's financial performance.

   In addition, the size, frequency and type of long-term incentive grants may be determined on the basis of tax consequences of the grants to the individual and HCPI, accounting impact and the number of shares available for issuance. In recognition of 2001 performance, each of the executive officers received restricted stock and options in December 2001, which were based on his responsibilities, relative position with HCPI, competitive practices and the committee's philosophy of leveraging compensation toward long-term incentives. In determining the size of the awards to each executive officer, the compensation and nominating committee considered that in 2001 HCPI had achieved its 64/th consecutive quarter of increased per share dividends and significant success in acquisition and capital raising activities. The compensation and nominating committee also considered its determination to award no cash bonuses in 2001. Due to these considerations, the number of options granted to the executive officers in December 2001 was higher than the number granted such individuals for 2000 performance. The compensation and nominating committee did not consider the amount of options and restricted stock currently held by the officers in determining the size of current awards. /

(b) Chief Executive Compensation

   Consistent with the compensation mix of HCPI's other executive officers, the chief executive officer's compensation is composed primarily of his base salary, annual cash incentive bonuses and long-term stock incentive awards. The compensation and nominating committee intends for the total direct compensation of the chief executive officer to consist of up to 75% incentive compensation tied directly to stockholder value creation with the remainder in base salary. Mr. Roath's base salary is targeted at the 60th percentile of chief executive compensation at comparable companies and his total direct compensation is targeted at the upper quartile of these companies.

   Mr. Roath received a base salary of $536,000 in 2001, which represents a 3.88% increase from his base salary in 2000. This increase was recommended by the compensation and nominating committee in January 2001 in order to ensure that his base salary is at about the 50th percentile of competitive practices while maintaining his total potential compensation leveraged toward performance based incentives. In evaluating the chief executive officer's eligibility for performance based compensation, the compensation and nominating committee analyzes senior management's collective achievements of HCPI's performance goals, as well as progress in successful roll-over of maturing leases and mortgages, the level and success of acquisition and capital raising activities, the level of stockholder dividends, and the diversity and stability of the portfolio. Consistent with HCPI's other executive officers, Mr. Roath did not receive a cash bonus in respect of 2001 due in large part to HCPI's failure to meet certain performance goals, including FFO growth targets. Mr. Roath received restricted stock grants of 30,000 shares of common stock and 300,000 stock option grants, which is equal to the number of awards he received for 2000. These awards are consistent with HCPI's pay-for-performance philosophy, reflecting Mr. Roath's significant contribution to HCPI's 64/th consecutive quarterly increase in per share dividends, significant acquisition and capital raising activities during 2001, continued successful execution of its long-term business plan, as well as the diversification of HCPI's investment portfolio. /

   The compensation and nominating committee also reviewed HCPI's Supplemental Executive Retirement Plan, of which Mr. Roath is the only participant, during 2001. Under the SERP, Mr. Roath is entitled to receive upon retirement a certain percentage of his final average earnings (defined to mean the average of the three highest, not necessarily consecutive, years earnings). This percentage of his final average earnings was previously set at 30% plus 4% per year, subject to a cap of 50%. Because Mr. Roath reached the 50% cap during 2001, the compensation and nominating committee was concerned that Mr. Roath had inadequate incentives to continue his employment with HCPI. In its review of the SERP, the compensation and nominating committee considered a presentation of a third party consultant in October 2001, which included an analysis of various proposed amendments to the SERP. In November 2001, the compensation and nominating committee amended the SERP to permit Mr. Roath to continue to increase the percentage of his average final earnings payable upon retirement by 4% per year without any cap.

   HCPI provides Mr. Roath other benefits under his employment agreement and HCPI has reported them in the summary compensation table.

   Based upon the foregoing, the compensation and nominating committee has reviewed and approved the total compensation for 2001 of the five most highly compensated executive officers of HCPI.

(c) Policy with Respect to Section 162(m)

   Section 162(m) of the Internal Revenue Code denies deduction for certain compensation in excess of $1,000,000 paid to executive officers, unless certain performance, disclosure, stockholder approval and other requirements are met. The compensation and nominating committee will continue to review the effects of its compensation programs with regard to internal revenue code Section 162(m). A substantial portion of the compensation program will be exempted from the $1,000,000 deduction limitation. HCPI will continue to evaluate alternatives to ensure executive compensation is reasonable, performance-based, and consistent with HCPI's overall compensation objectives. The compensation and nominating committee reserves the right to design programs that recognize a full range of performance criteria important to HCPI's success, even where the compensation paid under such programs may not be deductible.

                     Compensation and Nominating Committee

Orville E. Melby, Chairman
                                Paul V. Colony
                                                         Harold M. Messmer, Jr.

                         STOCK PRICE PERFORMANCE GRAPH

   The graph below compares the cumulative total return of HCPI, the S&P 500 Index, and the Healthcare Equity REIT Index of the National Association of Real Estate Investment Trusts, Inc., from January 1, 1997 to December 31, 2001. Total return assumes quarterly reinvestment of dividends before consideration of income taxes.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
                AMONG S&P 500, EQUITY HEALTHCARE REITS AND HCPI

                     HEALTH CARE PROPERTY INVESTORS, INC.
                        RATE OF RETURN TREND COMPARISON
                       JANUARY 1997 -- DECEMBER 31, 2001
                            (JANUARY 1, 1997 = 100)

                         Stock Price Performance Graph

                              Total Return Index



                                    [CHART]

            S&P 500        HEALTHCARE EQUITY REITS    HCPI
Dec 96      100            100                        100
            102.68          97.08                      96.29
            121.09         102.66                     104.31
            132.02         108.63                     116.62
Dec 97      136.94         115.70                     115.61
            156.04         116.54                     114.77
            161.11         112.80                     114.13
            143.08         104.44                     106.62
Dec 98      175.38          95.72                     101.46
            184.11          84.91                      97.24
            197.09          92.32                      99.85
            184.78          79.31                      93.26
Dec 99      212.97          71.03                      87.18
            217.86          75.62                      95.61
            211.94          80.50                     105.14
            209.89          85.70                     117.40
Dec 00      193.70          91.24                     121.46
            179.62         103.06                     141.26
            180.66         116.42                     146.43
            155.91         131.52                     167.32
Dec 01      167.43         148.56                     160.86


Assumes $100 Invested January 1, 1997 in HCPI, S&P 500 Index and NAREIT Healthcare Equity REIT Index.

                             CERTAIN TRANSACTIONS

   Mr. Roath, a director and officer of HCPI, has a remaining balance on a loan from HCPI of $2,023,250 with an interest rate of 3.70% due on October 31, 2004. Mr. Fanning, a director of HCPI, has a remaining balance on a loan from HCPI of $107,938 with an interest rate of 5.55% due on April 8, 2004. Mr. Reynolds, an officer of HCPI, has remaining balances on loans from HCPI of $139,851 with an interest rate of 4.53% due on October 7, 2004, $123,967 with an interest rate of 3.70% due on January 27, 2005, and $25,555 with an interest rate of 3.71% due on February 2, 2005. All of the loans were made either for the purpose of purchasing shares upon option exercise or meeting payroll taxes due upon vesting of restricted stock grants, and such loans are secured by the stock of HCPI.

             COMPENSATION AND NOMINATING COMMITTEE INTERLOCKS AND
                             INSIDER PARTICIPATION

   The Compensation and Nominating Committee makes all executive compensation decisions. Messrs. Colony, Melby and Messmer serve as the members of the Compensation and Nominating Committee. No member of the Compensation and Nominating Committee is a former or current executive officer or employee of the Company. To the Company's knowledge, none of its executive officers, directors or Compensation and Nominating Committee members currently serve on the compensation committee of any other company whose directors and executive officers served on the Company's Compensation and Nominating Committee during the fiscal year ended December 31, 2001.

     COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

   Section 16(a) of the Exchange Act, requires HCPI's directors and executive officers, and persons who own more than 10% of a registered class of HCPI's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of equity securities of our common stock. These people are required by SEC regulations to furnish HCPI with copies of all these reports they file. To HCPI's knowledge, based solely on its review of the copies of such reports furnished to us and written representations from certain insiders that no other reports were required during the year ended December 31, 2001, all Section 16(a) filing requirements applicable to such insiders were complied with.

                    AUDIT COMMITTEE REPORT TO STOCKHOLDERS

   The audit committee of the Board of Directors is comprised of four independent directors and operates under a charter adopted by the Board of Directors as required by the rules of the New York Stock Exchange. The members of the audit committee are Messrs. Fanning, McKee, Melby and Rhein. Although in past years the board of directors of the Company has sought the ratification by the stockholders of the selection of the Company's independent public accountants, such approval is a matter of Company practice only and is not required by law. The Audit Committee is currently monitoring the litigation and criminal indictment involving Arthur Andersen LLP and investigations by regulatory agencies into the financial reporting practices of the companies audited by Arthur Andersen LLP, our independent public accountants since the Company's inception. In view of the rapid pace of these on-going developments, our Audit Committee has decided that it is in the best interests of the Company and its stockholders to defer the selection of the Company's independent public accounting firm to be engaged to audit the Company's financial statements for the fiscal year ending December 31, 2002 until further information becomes known about the status of Arthur Andersen LLP, and to allow adequate time for the Audit Committee carefully to consider alternative accounting firms, should it decide not to retain Arthur Andersen LLP. As a result, the board of directors will not request that the stockholders ratify the selection of the Company's independent public accountants for the year ending December 31, 2002.

   Management of the Company is primarily responsible for the Company's financial statements, internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The audit committee's responsibility is to monitor and oversee these processes.

   In this context, the audit committee has met and held discussions with management and the independent accountants. Management represented to the audit committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the audit committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The audit committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). Additionally, the audit committee meets twice a year with the independent accountants and the chairman of the audit committee holds quarterly discussions with the independent accountants and management.

   The Company's independent accountants also provided to the audit committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with the independent accountants that firm's independence.

   Based upon the audit committee's discussion with management and the independent accountants and the audit committee's review of the representation of management and the report of the independent accountants to the audit committee, the audit committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2001 filed with the Securities and Exchange Commission.

                                Audit Committee

  Peter L. Rhein, Chairman Robert R. Fanning, Jr. Michael D. McKee Orville E.
                                     Melby

                  FEES PAID TO INDEPENDENT PUBLIC ACCOUNTANTS

   The fees paid to Arthur Andersen LLP, our independent public accountants, during 2001 were as follows:

   Audit Fees. The aggregate fees billed for professional services rendered by Arthur Andersen LLP for the audit of the Company's annual financial statements for the year ended December 31, 2001 and the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for that year were $180,000.

   Financial Information Systems Design and Implementation Fees. Arthur Andersen LLP did not render any professional services to the Company relating to (1) directly or indirectly operating, or supervising the operation of,the Company's information system or managing the Company's local area network, or
(2) designing and implementing hardware or software systems that aggregate data underlying the Company's financial statements or that generate information significant to the Company's financial statements as a whole.
   All Other Fees. The aggregate fees billed for services rendered by Arthur Andersen LLP, other than fees for the services referenced under the caption "Audit Fees," during the 2001 fiscal year were $915,000. Of such "All Other Fees," fees paid for tax related services, including preparation of the Company's federal and state taxes, were approximately $385,000. Fees paid for certain advisory services were approximately as follows: REIT compliance transactions and REIT related services, $208,000; income tax preparation and planning services for HCPI's subsidiaries, $200,000; analysis of issues related to HCPI's 1999 merger with American Health Properties, Inc., $102,000; compensation related services and miscellaneous consulting services, $20,000.

   The Audit Committee considered whether the provision about the non-audit services described in the section "All Other Fees" by Arthur Andersen LLP to HCPI is compatible with maintaining the independence of Arthur Andersen LLP and concluded that the independence of Arthur Andersen LLP is not compromised by the provision of such services.

                               VOTING PROCEDURES

   The representation, in person or by properly executed proxy, of the holders of a majority of the shares of HCPI common stock entitled to vote at the annual meeting is necessary to constitute a quorum at the annual meeting. Shares of HCPI common stock represented in person or by proxy will be counted for the purposes of determining whether a quorum is present at the annual meeting. Shares that abstain from voting on any proposal, or that are represented by "broker non-votes" (i.e., shares held by a broker or nominee which are represented at the meeting, but with respect to which such broker or nominee is not instructed to vote on a particular proposal) will be treated as shares that are present and entitled to vote at the annual meeting for purposes of determining whether a quorum exists. Holders may vote in person or via paper ballot.

   You may revoke the enclosed proxy at any time before it is exercised. If you attend the meeting and vote in person, your proxy will not be used.

  Election of Directors (Proxy Item No. 1)

   The affirmative vote of a plurality of all of the votes cast at a meeting at which a quorum is present is necessary for the election of a director. For the purposes of the election of directors, abstentions will have no effect on the outcome of the vote. The election of directors is a matter on which a broker or other nominee is empowered to vote. Accordingly, no broker non-votes will result from this proposal. Stockholders are not permitted to cumulate their shares for the purpose of electing directors or otherwise.

                    DEADLINE FOR SUBMISSION OF STOCKHOLDER
                   PROPOSALS FOR NEXT YEAR'S ANNUAL MEETING

   It is currently contemplated that HCPI's 2002 Annual Meeting of Stockholders will be held on or about May 11, 2003. In the event that a stockholder desires to have a proposal considered for presentation at the 2003 Annual Meeting of Stockholders, and inclusion in the proxy statement and form of proxy used in connection with such meeting, the proposal must be forwarded in writing to the Corporate Secretary of HCPI so that it is received no later than January 14, 2003. Any such proposal must comply with the requirements of HCPI's Bylaws and Rule 14a-8 promulgated under the Exchange Act.

   If a stockholder, rather than including a proposal in HCPI's proxy statement as discussed above, commences his or her own proxy solicitation for the 2003 Annual Meeting of Stockholders or seeks to nominate a candidate for election or to propose business for consideration at such meeting, HCPI must receive notice of such proposal no earlier than February 13, 2003 and no later than March 14, 2003. If the notice is not received between February 13, 2003 and March 14, 2003, it will be considered untimely under HCPI's Bylaws, and HCPI will have discretionary voting authority under proxies solicited for the 2003 Annual Meeting of Stockholders with respect to such proposal, if presented at the meeting.

   Proposals and notices should be directed to the attention of the Corporate Secretary, Health Care Property Investors, Inc., 4675 MacArthur Court, Suite 900, Newport Beach, California 92660.

                                 OTHER MATTERS

   The Board of Directors knows of no matters to be presented at the annual meeting other than those described in this proxy statement. Other business may properly come before the meeting, and in that event it is the intention of the persons named in the accompanying proxy to vote in accordance with their judgment on such matters.

   The cost of the solicitation of proxies will be borne by HCPI. In addition to solicitation by mail, directors and officers of HCPI, without receiving any additional compensation, may solicit proxies personally or by telephone. HCPI will request brokerage houses, banks, and other custodians or nominees holding stock in their names for others to forward proxy materials to their customers or principals who are the beneficial owners of shares of our common stock and will reimburse them for their expenses in doing so. HCPI has retained the services of Georgeson Shareholder Communications Inc., for a fee of $9,000 plus out-of-pocket expenses, to assist in the solicitation of proxies.

   HCPI's annual report to stockholders, including HCPI's audited financial statements for the year ended December 31, 2001, is being mailed herewith to all stockholders of record as of March 15, 2002. HCPI will provide without charge to any person solicited hereby, upon the written request of any such person, a copy of HCPI'S Annual Report on Form 10-K for the year ended December 31, 2001 filed with the SEC. Such requests should be directed to James G. Reynolds, Executive Vice President of Health Care Property Investors, Inc., at 4675 MacArthur Court, Suite 900, Newport Beach, California 92660. You may also obtain an electronic version of our Annual Report on Form 10-K from the Security and Exchange Commission's website located at www.sec.gov or from our website located at www.hcpi.com.

   If you are a stockholder of record, you can elect to receive future annual reports and proxy statements electronically by marking the appropriate box on your proxy card. If you choose this option, when the annual report and proxy materials are mailed to stockholders, you will either receive an electronic version of our annual report and proxy materials or you will receive a notice listing the website location of the annual report and proxy documents. Your choice to receive annual report and proxy material electronically will remain in effect until you notify HCPI by mail that you wish to resume mail delivery of these documents. If you hold your HCPI stock through a bank, broker or another holder of record, refer to the information provided by that entity for instructions on how to elect this option. HCPI encourages stockholders to register to receive future annual reports and materials via the Internet.

   ALL STOCKHOLDERS ARE URGED TO VOTE IN PERSON OR TO COMPLETE, SIGN AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE.

                                          By Order of the Board of Directors

                                          /s/ Edward J. Henning
                                          Edward J. Henning
                                          Corporate Secretary

Newport Beach, California
March 27, 2002

                      HEALTH CARE PROPERTY INVESTORS, INC.
                                      PROXY
                  ANNUAL MEETING OF STOCKHOLDERS - MAY 14, 2002
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned, as a holder of Common Stock of Health Care Property Investors, Inc. (the "Company"), hereby appoints Kenneth B. Roath and Paul V. Colony as Proxies, with the full power of substitution, to represent and to vote as designated on this card all of the shares of Common Stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on May 14, 2002 at 9:30 A.M., or any adjournment or postponement thereof.

     Unless otherwise marked, this Proxy will be voted FOR the election to the Board of Directors of all nominees. If any other business is presented at the Annual Meeting of Stockholders, the Proxy will be voted in accordance with the discretion of the Proxies named above.

     The Board of Directors recommends a vote "FOR" the nominees listed on the reverse side.

          (IMPORTANT: PLEASE DATE AND SIGN THE PROXY ON REVERSE SIDE)



                                 HEALTH CARE PROPERTY INVESTORS, INC.
                                 P.O. BOX 11284
                                 NEW YORK, N.Y. 10203-0284

                             DETACH PROXY CARD HERE
--------------------------------------------------------------------------------

[_] PLEASE  DATE,  SIGN  AND               [X] Votes must be indicated (x)
    MAIL  THIS  PROXY IN THE                   in Black or Blue ink
    ENCLOSED ENVELOPE.

1. ELECTION OF DIRECTORS: Kenneth B. Roath and Warren E. Spieker, Jr.

FOR all nominees          WITHHOLD AUTHORITY to vote
listed above      [_]     for all nominees listed above [_]     *EXCEPTIONS [_]


(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name on the line provided below.)

*Exceptions:___________________________________________________________________


2. In their discretion, upon any           FOR         AGAINST       ABSTAIN
   other matter that may properly          [_]           [_]           [_]
   come before the Annual Meeting
   of Stockholders or any
   adjournment thereof.

If you consent to use HCPI's Internet site to receive all future annual reports and proxy statements, please mark this box. If you consent to the below, please type or print the electronic mail address below where we can send notifications and electronic reports to you. We may elect to send paper and/or electronic notifications to you. This consent will remain in effect until you notify HCPI by mail that you wish to resume mail delivery of annual reports and proxy statements. [_]

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To change your address, please mark this box and correct below. [_]

S C A N L I N E

Please mark, date and sign as your name appears above. If acting as executor, administrator, trustee, guardian, etc., you should so indicate when signing. If the signer is a corporation, please sign the full corporate name, by a duly authorized officer and indicate the title of such officer. If shares are held jointly, each stockholder named should sign. If you receive more than one proxy card, please date and sign each card and return all proxy cards in the enclosed envelope.

Date_____ Share Owner sign here_______________ Co-Owner sign here_______________

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